Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated on April 11, 2008, between Morgans Hotel Group Co., a Delaware corporation (the “Company”), and Marc Gordon (the “Executive”) shall become effective as of April 1, 2008 (the “Effective Date”), the original Employment Agreement having been dated as of February 14, 2006 between the Company and the Executive.
1. Employment Period.
The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”). Commencing on the third anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall be automatically extended for one year terms unless either the Company or the Executive shall give the other party not less than 90 days prior written notice of the intention to not extend this Agreement (a “Non-Renewal Notice”).
2. Terms of Employment.
(a) Position and Duties.
(i) During the Employment Period, the Executive shall serve as Chief Investment Officer and Executive Vice President, Capital Markets of the Company with the appropriate authority, duties and responsibilities attendant to such position and any other duties that may reasonably be assigned by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”) consistent with his position as Chief Investment Officer and Executive Vice President, Capital Markets. Executive shall report to the Chief Executive Officer. At such time after the execution of this Agreement as the Board is expanded to include additional independent Directors, the Company shall recommend that the Corporate Governance and Nominating Committee and the Board nominate Executive on the proxy ballot for election to the Board at the Company’s next shareholder meeting at which it is practicable to do so. Thereafter, Executive shall serve as a member of the Board, for so long as he is so elected by the shareholders of the Company.
(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of the Executive’s business time, attention and energies to the performance of the duties assigned to the Executive hereunder, and to perform such duties faithfully, diligently and to the best of the Executive’s abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company’s other executives. Notwithstanding the above, Executive shall be entitled to attend to personal and family affairs and investments, be involved in not for profit, charitable and professional activities and serve on up to two for profit boards, provided that the foregoing does not, in the aggregate, materially interfere with Executive’s responsibilities hereunder.

(b) Compensation.
(i) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of at least $709,800, which shall be subject to annual review and increase, consistent with increases given to other senior executives of the Company. No increase in Annual Base Salary shall limit or reduce any other right of or obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase) without the Executive’s written consent and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
(ii) Annual Bonus. During the Employment Period, the Executive shall be paid an annual cash bonus (“Annual Bonus”) with a target level of 100% of Annual Base Salary (the “Target Bonus”) and a maximum level of 200% of Annual Base Salary. The applicable corporate and individual performance targets shall be determined by the Compensation Committee of the Board (the “Compensation Committee”), after consultation with the Executive, within the first 90 days of each calendar year. The actual Annual Bonus for each calendar year shall be determined in good faith by the Compensation Committee based upon actual corporate and individual performance for such year and shall be payable in accordance with the procedures specified by the Compensation Committee; provided that the Annual Bonus shall be paid no later than March 15 of the following year. To the extent the Annual Bonus would exceed 100 percent of Annual Base Salary, the Compensation Committee may in its discretion pay such excess in the form of fully vested equity compensation awards under Section 2(b)(iv) (which may be subject to other conditions that the Compensation Committee may determine). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Executive shall receive a guaranteed minimum Annual Bonus for 2008 and 2009 which is equal to at least 100% of Executive’s Annual Base Salary. Further, notwithstanding the foregoing or anything else contained in this Agreement to the contrary, should the Company fail to pay the Executive an Annual Bonus at the target level for calendar years 2008, 2009 and 2010, such failure may be deemed to be a termination of Executive’s employment but only upon notice to Executive of such termination, which shall entitle him to receive the benefits set forth in Section 4(d) hereof, except that if such failure occurs after a Change in Control (which for purposes of this Agreement shall mean a “Corporate Transaction” as defined in the 2007 SIP (as defined below) as in effect on the date hereof) such failure may be deemed to be a termination of Executive’s employment but only upon notice to Executive of such termination, which termination shall entitle him to receive the benefits set forth in Section 4(f) of this Agreement.
(iii) Initial LTIP Grant. On April 3, 2008 the Compensation Committee of the Board approved a grant to Executive of 214,035 LTIP units pursuant to the Company’s 2007 Omnibus Stock Incentive Plan (referred to as the “2007 SIP”), and if, as and when the Company’s shareholders approve additional shares for awards under the 2007 SIP at the Company’s annual shareholder’s meeting, the Company will grant the Executive 38,175 additional LTIP units. Should the shareholders fail to approve such additional shares on or before June 30, 2008, the Company and Executive shall negotiate, in good faith, alternative compensation of the same value as the 38,175 LTIP units not so awarded hereunder. Also on April 3, 2008, the Compensation Committee approved the grant to Executive of 38,911 LTIP units in lieu of a proportionally equivalent retention bonus granted to other senior executives of the Company in or about November 2007.

(iv) Annual Equity Grants. As compensation for Executive’s work for the Company during 2007, on April 3, 2008, the Compensation Committee approved and the Company granted the Executive equity awards, in the following amounts: 41,072 LTIP units, 41,072 RSUs and 96,545 stock options with a strike price of $15.42. The Company may grant the Executive at the end of each year, commencing with calendar year 2008, equity awards under the Company’s 2007 SIP or any successor plan, with a target value of $1.9 million (the “Target Equity Award”) and on terms and conditions specified by the Compensation Committee in its sole discretion, which terms and conditions shall be no less favorable than the terms and conditions of equity awards granted to other senior executives of the Company. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, if the Company fails to grant Executive Annual Equity Awards at the target level for calendar years 2008, 2009 or 2010, such failure may be a termination of Executive’s employment but only upon notice to Executive of such termination, which shall entitle him to receive the benefits set forth in Section 4(d) hereof, except that if such failure occurs after a Change in Control, such failure may be deemed to be a termination of Executive’s employment but only upon notice to Executive of such termination, which shall entitle him to receive the benefits set forth in Section 4(f) of this Agreement.
(v) Equity Agreements. The LTIP units and equity grants awarded pursuant to this Section 2 (the “Equity Awards”) shall be evidenced by award agreements (the “Equity Agreements”) in the form approved by the Board from time to time. The Equity Awards pursuant to Section 2(b)(iii) and the first sentence of Section 2(b)(iv) shall vest one-third on each of the first three anniversaries of the effective date of grant. The terms of the Equity Agreements will govern the Equity Awards. To the extent of any conflict between the terms of this Agreement and the terms of any Equity Agreement with respect to the definitions of Cause or Good Reason, or otherwise, the terms of this Agreement shall prevail. In addition to the Equity Agreements, this Section 2 shall be deemed an Award Agreement as such term is defined in the 2007 SIP or any successor plan. All ministerial corporate actions necessary for the authorization and approval of the Equity Agreements and this Agreement by the Board or any committee thereof have been taken or will be taken promptly after the execution of this Agreement.
(vi) Subsequent Equity Participation. Executive shall participate in any and all equity and/or incentive programs implemented by the Company during the Employment Period, including but not limited to any outperformance plan, at a level commensurate with Executive’s position in the Company.
(c) Benefits.
(i) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits and perquisites on a basis no less favorable than that provided to other senior executives of the Company.

(ii) Indemnification. To the fullest extent permitted by law, the Company will indemnify the Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Executive’s status as a current or former director, officer, employee and/or agent of the Company. The Executive shall be covered under any director and officer insurance policy obtained by the Company, if any, and shall be entitled to benefit from any officer indemnification arrangements adopted by the Company, if any, to the same extent as other directors or senior executive officers of the Company (including the right to such coverage or benefit following the Executive’s employment to the extent liability continues to exist). However, the Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that the Executive is not legally entitled to be indemnified by the Company.
(iii) Vacations. The Executive shall be eligible for up to five weeks of annual vacation to be accrued in accordance with the Company’s policy for its other senior executives.
3. Termination of Employment.
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “ Disability ” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis for 180 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative or by the insurance company which insures the Company’s long-term disability plan in which the Executive is eligible to participate.
(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean that the Executive:
(i) willfully and continually refuses to substantially perform the Executive’s responsibilities under this Agreement, after demand for substantial performance has been given by the Board that specifically identifies how the Executive has refused to perform such responsibilities;
(ii) willfully engages in misconduct (including violations of Sections 7(a), (b) or (c) of this Agreement) which is materially and demonstrably injurious to the Company; or
(iii) is convicted of a felony or pleads guilty or nolo contendere to a felony.

For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct giving rise to Cause for termination, and specifying the particulars thereof in detail. Notwithstanding the foregoing, if a majority of the Board (excluding Executive) reasonably believes in good faith that facts exist that may justify a termination for Cause, a majority of the Board (excluding Executive) may affirmatively vote to adopt a resolution to (i) immediately suspend the Executive’s employment but shall continue to pay Executive his Base Salary as provide for in Section 2(b)(i) hereof and continue his benefits as provided in Section 2(c)(i) hereof), and (ii) call the Board meeting and comply with the other requirements described in the preceding sentence within 30 days thereafter (the “Determination Period”). If the Company does not deliver to the Executive a Notice of Termination within 90 days after the Board has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.
(c) Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:
(i) the assignment to the Executive of duties materially inconsistent with the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated by Section 2(a)(i), or any other action by the Company which results in a diminution in the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii) any failure by the Company to comply with any of the provisions of Section 2(b) or 2(c), other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that a failure to pay Executive the Annual Bonus at the target level for calendar years 2008, 2009 or 2010, or the failure to grant the Executive an Annual Equity Award at the target level for calendar years 2008, 2009 and 2010 shall constitute Good Reason but shall only entitle Executive to the benefits set forth in Section 4(d) of this Agreement; and further provided, however, that if such failure occurs following a Change in Control, Executive shall be entitled to receive the benefits set forth in Section 4(f) of this Agreement;

(iii) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;
(iv) any failure by the Company to comply with and satisfy Section 8(c);
(v) following a Change in Control, any requirement that the Executive’s principal place of employment be at a location more than 50 miles from New York, New York; or
(vi) any material failure by the Company to comply with any other material provision of this Agreement (including the equity award agreements).
Notwithstanding the foregoing, placing the Executive on a paid leave for up to 30 days, pending the determination of whether there is a basis to terminate the Executive for Cause, shall not constitute a “Good Reason” event; provided, further, that, if the Executive is subsequently terminated for Cause, then the Executive shall repay any amounts paid by the Company to the Executive during such paid leave period. If the Executive does not deliver to the Company a Notice of Termination (as defined below) within 90 days after the Executive has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.
(d) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Executive’s employment is terminated by the Executive, 30 days after receipt of the Notice of Termination (provided, that, the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action, or, alternatively, the Company may place the Executive on paid leave during such period) and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

4. Obligations of the Company upon Termination.
(a) Other Than for Cause; For Good Reason. If, during the Employment Period and absent a Change in Control, the Company terminates the Executive’s employment other than for Cause or Disability (but excluding a termination after a failure to pay Executive at least the Target Bonus attributable to 2008, 2009 or 2010 or grant the Executive at least the Target Equity Award attributable to 2008, 2009 or 2010), or the Executive terminates employment for Good Reason (but excluding Good Reason as described in the provisos of Section 3(c)(ii)), or the Executive dies after delivery of a valid Notice of Termination for Good Reason or without Cause (but excluding a Notice of Termination for Good Reason as described in the provisos of Section 3(c)(ii)) (each, a “Qualifying Termination”), except as provided in Sections 2(c)(ii) and 6 of this Agreement, the Company shall have no further obligations to the Executive other than:
(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the sum of (A) the amount equal to the Executive’s Annual Base Salary through the Date of Termination to the extent theretofore unpaid plus (B) a pro-rated bonus based upon the number of days in the year of termination through the Date of Termination relative to 365 and the greater of (i) the target Annual Bonus in the year the Date of Termination occurs and (ii) the average of the Annual Bonuses earned for the two years prior to the year the Date of Termination occurs (the higher of (i) and (ii), the “Applicable Bonus Amount”) plus (C) 2 times the sum of the Annual Base Salary plus the Applicable Bonus Amount;
(ii) for 24 months following the Date of Termination, the Company shall continue to provide medical and dental and life insurance benefits to the Executive, his spouse and his eligible dependents on the same basis and at the same cost as such benefits are then currently provided to the Executive (the “Welfare Benefits”); provided that such benefits shall be secondary to any other coverage obtained by the Executive; provided, however, that if the Company’s welfare plans do not permit such coverage, the Company will provide the Executive the Welfare Benefits with the same after tax effect;
(iii) if applicable, the Executive shall be deemed to have an additional 30 months of service credit under the Company’s retirement plans, programs, practices and policies;
(iv) all Company equity awards shall fully vest and all stock options and stock appreciation rights shall remain exercisable for the lesser of (x) 30 months after the Date of Termination or (y) the remainder of their term; and
(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the Date of Termination, including, but not limited to, any accrued but unused vacation, any unreimbursed business expenses and the percentage of target bonus payable to other senior executives of the Company with respect to any unpaid bonus for any completed fiscal year prior to the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “ Other Benefits ”).

(b) Death; Disability. If, during the Employment Period, the Executive’s employment shall terminate on account of death (other than via death after delivery of a valid Notice of Termination for Good Reason or without Cause) or Disability, except as provided in Sections 2(c)(ii) and 6 of this Agreement, the Company shall have no further obligations to the Executive other than to provide the Executive (or his estate): (i) the Annual Base Salary through the Date of Termination to the extent theretofore unpaid, (ii) a pro-rated bonus as set forth in Section 4(a)(i)(B), (iii) the Other Benefits and (iv) all Company equity awards shall be treated as set forth in Section 4(a)(iv).
(c) For Cause; Other than For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, except as provided in Sections 2(c)(ii) and 6 of this Agreement, the Company shall have no further obligations to the Executive other than the obligation to pay to the Executive: (i) the Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits (but there shall be no payment for any unpaid bonus for any completed fiscal year prior to the Date of Termination).
(d) Non-Renewal by the Company. If the Employment Period is not extended by the Company pursuant to a Non-Renewal Notice as provided for in Section 1 of this Agreement, or terminates, in the event a Change in Control has not occurred, (i) upon notice to the Executive pursuant to Section 2(b)(ii) or Section 2(b)(iv), or (ii) upon notice by the Executive for Good Reason as described in the first proviso of Section 3(c)(ii), except as provided in Sections 2(c)(ii) and 6 of this Agreement, the Company shall have no further obligations to the Executive other than:
(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the sum of (A) the amount equal to the Executive’s Annual Base Salary through the Date of Termination to the extent theretofore unpaid plus (B) 1.0 times the sum of the Annual Base Salary plus the Applicable Bonus Amount;
(ii) for 12 months following the Date of Termination, the Company shall continue to provide the Welfare Benefits to the Executive, his spouse, and his eligible dependents; provided that such benefits shall be secondary to any other coverage obtained by the Executive; provided, however, that if the Company’s welfare plans do not permit such coverage, the Company will provide the Executive the Welfare Benefits with the same after tax effect; and
(iii) any Company equity awards granted prior to the Date of Termination shall immediately vest, and all vested stock options and stock appreciation rights shall remain exercisable for the lesser of (x) the remainder of their term or (y) 12 months after the Date of Termination; and
(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits.
(e) Non-Renewal by the Executive. If the Employment Period is not extended by the Executive pursuant to a Non-Renewal Notice as provided for in Section 1 of this Agreement, except as provided in Sections 2(c)(ii) and 6 of this Agreement, the Company shall have no further obligations to the Executive other than to:

(i) pay Executive his Base Salary through the Date of Termination;
(ii) any Company equity awards granted prior to the Date of Termination shall immediately vest, and all vested stock options and stock appreciation rights shall remain exercisable for the lesser of (x) the remainder of their term or (y) 12 months after the Date of Termination.
(f) After a Change in Control and Other Than For Cause or For Good Reason. If, during the Employment Period and after a Change in Control, the Company shall terminate the Executive’s employment other than for Cause or Disability (including but not limited to a termination after a failure to pay Executive at least a Target Bonus attributable to 2008, 2009, or 2010 or grant Executive at least a Target Equity Award attributable to 2008, 2009 or 2010), or the Executive shall terminate employment for Good Reason (including but not limited to Good Reason based upon a failure to pay Executive at least a Target Bonus attributable to 2008, 2009 or 2010 or to grant Executive at least a Target Equity Award attributable to 2008, 2009 or 2010) (or the Executive dies after delivery of a valid Notice of Termination for Good Reason, or without Cause), except as provided in Sections 2(c)(ii) and 6 of this Agreement, the Company shall have no further obligations to the Executive other than:
(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the sum of (A) the amount equal to the Executive’s Annual Base Salary through the Date of Termination to the extent theretofore unpaid plus (B) a pro-rated bonus based upon the number of days in the year of termination through the Date of Termination relative to 365 and the Applicable Bonus Amount plus (C) 2.5 times the sum of the Annual Base Salary plus the Applicable Bonus Amount;
(ii) for 30 months following the Date of Termination, the Company shall continue to provide Welfare Benefits to the Executive, his spouse, and his eligible dependents; provided that such benefits shall be secondary to any other coverage obtained by the Executive; provided, however, that if the Company’s welfare plans do not permit such coverage, the Company will provide the Executive the Welfare Benefits with the same after tax effect;
(iii) if applicable, the Executive shall be deemed to have an additional 30 months of service credit under the Company’s retirement plans, programs, practices and policies;
(iv) all Company equity awards shall fully vest and all stock options and stock appreciation rights shall remain exercisable for the lesser of (x) 30 months after the Date of Termination or (y) the remainder of their term; and
(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits.

(g) Condition. The Company shall not be required to make the payments and provide the benefits specified in this Section 4 unless the Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement) in the form attached hereto as Exhibit D (the “ Release Agreement ”); provided, however, that the Company shall release the Executive from all liability to the Company and its affiliates that any Board members (other than the Executive) have actual knowledge of on the Date of Termination under the Release Agreement.
(h) Resignation from Certain Directorships. Unless the Company agrees in writing to waive this requirement, upon the termination of the Executive’s employment for any reason, the Executive agrees to promptly resign from (i) office as a director of the Company, any subsidiary or affiliate of the Company or any other entity to which the Company appoints the Executive to serve as a director, (ii) from all offices held by the Executive in any or all of such entities in clause (i) above, and (iii) all fiduciary positions (including as trustee) held by the Executive with respect to any pension plans or trusts established by any such entities in clause (i) above.
5. Full Settlement.
The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
6. Certain Additional Payments by the Company.
(a) Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (the “ Payments ”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “ Code ”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “ Excise Tax ”), then the Company shall pay to the Executive an additional payment (a “ Gross-Up Payment ”) in an amount such that after payment by the Executive of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of (A) any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and (B) the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.

(b) Determination. Subject to the provisions of Section 6(a), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any Option Redetermination (as defined below) and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “ Accounting Firm ”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “ Determination ”). Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 6 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“ Overpayment ”), consistent with the calculations required to be made hereunder. In the event the amount of the Gross-Up Payment is less than the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. In the event that the Company determines that the value of any accelerated vesting of stock options held by the Executive shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “ Option Redetermination ”), the Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refundable Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of the Executive’s amended federal income tax return.

7. Covenants Not to Compete or Solicit Company Clients and Employees; Confidential Information.
(a) Non-Compete. During the Executive’s employment with the Company, and for a one year period after the date the Executive’s employment is terminated for any reason (other than a Qualifying Termination), the Executive shall not directly or indirectly (without the prior written consent of the Company):
(i) hold a 10% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise (excluding any investments of the Executive held as of the Effective Date as set forth in Exhibit E hereto), or
(ii) Associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:
(A) that is substantially related to any activity that the Executive was engaged in with the Company or its subsidiary companies during the 12 months prior to the Date of Termination, or
(B) that is substantially related to any activity for which the Executive had direct managerial or supervisory responsibility with the Company or its subsidiary companies during the 12 months prior to the Date of Termination.
Notwithstanding the foregoing, this Section 7(a)(ii) and Sections 7(b)(i), 7(b)(ii) and 7(b)(iii) (provided that with respect to Section 7(b)(iii) only to the extent that an action under Section 7(b)(iii) occurs solely as a result of an action set forth in Section 7(b)(i) or Section 7(b)(ii)) below shall not prevent the Executive from having a managerial or supervisory role at a Competitive Enterprise that does not primarily engage in a Competitive Activity or that holds a 20 percent or greater equity, voting or profit participation interest in any enterprise that engages in a Competitive Activity, as long as the Executive (1) has no direct role in such Competitive Activity and (2) does not Solicit any Client with respect to such Competitive Activity.
For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) engages in the management and operation of a “full service hotel” business in North America or Western Europe (a “Competitive Activity”) or (B) holds a 20 percent or greater equity, voting or profit participation interest in any enterprise that engages in a Competitive Activity.

(b) Non-Solicit. During the Executive’s employment with the Company, and for a one year period after the Executive’s employment is terminated for any reason, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Client that would cause the Executive to be a Competitive Enterprise,
(iii) interfere with or damage any relationship between the Company and a Client or (iv) solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise (other than general advertising not specifically directed at such current or former employees of the Company), provided, however, that the covenants in Sections 7(b)(i), 7(b)(ii) and 7(b)(iii) (provided that with respect to Section 7(b)(iii) only to the extent that an action under Section 7(b)(iii) occurs solely as a result of an action set forth in Section 7(b)(i) or Section 7(b)(ii))shall cease to apply after a Qualifying Termination.
For purposes of this Agreement, a “Client” means any corporation, individual or other entity that constitutes one of the top twenty clients of the Company or one of its subsidiary companies over the preceding twelve month period (each a “Top Twenty Client”) to whom the Executive provided services or for whom the Executive transacted business in any manner, directly or indirectly. A client shall be considered a Top Twenty Client where the total revenue derived from such client, either directly or indirectly, over the preceding calendar year period ranks it as one of the Company’s twenty highest revenue generating clients. The Company will provide the Executive a list of the Top Twenty Clients at the end of each calendar year during the Employment Period.
(c) Confidential Information. The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to Confidential Information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Executive hereby covenants and agrees that he will use Confidential Information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. Notwithstanding the foregoing, the Executive shall be authorized to disclose Confidential Information (A) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (B) in any criminal proceeding against him after providing the Company with prior written notice and an opportunity to seek protection for such confidential information and (C) with the prior written consent of the Company.

For purposes of this Agreement, “Confidential Information” shall mean confidential or proprietary information, knowledge or data concerning the Company and its subsidiary companies’ businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is or becomes generally available to the public or is, at the time in question, in the public domain other than as a result of a disclosure by Executive, (ii) was available to Executive on a non-confidential basis prior to the date of this Agreement or (iii) becomes available to Executive from a source other than the Company, its agents or representatives (or former agents or representatives)
(d) Survival. Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Section 7.
(e) Validity. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
(f) Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described in Section 2, 4 or 6 would not have been promised in the absence of the Executive’s promises under this Section 7.
(g) Cease Payments. In the event that the Executive materially breaches Section 7(a), 7(b) or 7(c), the Company’s obligation to make or provide payments or benefits under Section 4 or 6 shall cease, provided, however, that this Section 7(g) shall cease to apply after a Change in Control .
(h) Non-disparagement. For a one year period after the Executive’s employment is terminated for any reason, (i) the Executive shall not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of their employees, officers or directors and (ii) the Board members and the Company’s executive officers shall not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Executive.

8. Successors.
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement other than as described in Section 8(c) below.
(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.
9. Disputes.
(a) Mandatory Arbitration. Subject to the provisions of this Section 9, any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Section 7) or any aspect of the Executive’s employment with the Company or the termination of that employment (together, an “ Employment Matter ”) will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the “ AAA ”) under its Commercial Arbitration Rules then in effect. However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) notwithstanding any provision of the AAA rules to the contrary, the arbitration shall be heard by a panel of three neutral arbitrators, with each party appointing one arbitrator, who shall jointly appoint a third, (ii) each arbitrator will agree to treat as confidential evidence and other information presented to them, (iii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award), (iv) the optional Rules for Emergency Measures of Protections will apply, (v) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 10(a) (and the Executive and the Company agree not to request any such amendment or modification) and (vi) a decision must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs.
(b) Injunctions and Enforcement of Arbitration Awards. The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 9(a). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 9(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 7. The Executive agrees that (i) violating any part of Section 7 would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to seek an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 7, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 7 would be difficult to calculate and that remedies at law would be inadequate.

(c) Jurisdiction and Choice of Forum. The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 9(a). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both the Executive and the Company (i) acknowledge that the forum stated in this Section 9(c) has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 9(c) in the forum stated in this Section 9(c), (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 9(c) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company. However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 9(a) and this Section 9(c).
(d) Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.
(e) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.
(f) Costs. The Company will reimburse as incurred any reasonable expenses, including reasonable attorney’s fees, the Executive incurs as a result of any Employment Matter, provided that the Executive shall promptly return any such reimbursements if found by an arbitrator to have brought or defended such Employment Matter in bad faith.
10. Miscellaneous.
(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
at the Executive’s primary residential address
as shown on the records of the Company
If to the Company:
Morgans Hotel Group Co.
475 Tenth Avenue
New York, NY 10018
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e) If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (b) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to the Executive. To the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided to the Executive under Section 4 of this Agreement shall be paid or provided to the Executive on the first business day after the date that is six months following the Date of Termination. To the extent that the Welfare Benefits are so delayed, the Executive shall be entitled to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”) during such period of delay, and the Company shall reimburse the Executive for any Company portions of such COBRA Coverage in the seventh month following the Date of Termination.
(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) (subject to the limitation in the last sentence of Section 3(c)) or the Company’s right to terminate the Executive for Cause pursuant to Section 3(b) (subject to the limitation in the last sentence of Section 3(b)), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.
(h) From and after the Effective Date, this Agreement shall supersede any other employment or severance agreement or arrangements between the parties (and the Executive shall not be eligible for severance benefits under any plan, program or policy of the Company).
(i) Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.
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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EMPLOYER:		EXECUTIVE:

MORGANS HOTEL GROUP CO.

By:	/s/ Fred J. Kleisner	/s/ Marc Gordon

	Fred J. Kleisner	Marc Gordon
Chief Executive Officer